STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is HWH International Inc. __________, a *(list jurisdiction)* Nevada corporation, and HWH International Inc. , a Delaware Corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is HWH International Inc. __________ a *(list jurisdiction)* Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on November 14, 2025, at 11:00 PM EST.

SIXTH: The executed Agreement of Merger is on file at c/o HWH International Inc., 4800 Montgomery Lane, Suite 210, Bethesda MD 20814, an office of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH: The surviving foreign corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the non-surviving Delaware corporation, as well as for enforcement of any obligation of the surviving foreign corporation arising from this merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The Secretary of State shall mail any such process to the surviving corporation at c/o HWH International Inc., 4800 Montgomery Lane, Suite 210, Bethesda MD 20814.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 12th day of November, A.D., 2025.

By: *Rongguo Wei*
Authorized Officer

Name: Rongguo Wei
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